 Exhibit 14.2

Novume Solutions, Inc.

Compensation Committee Charter

Purpose

The purpose of the Compensation Committee is (1) to discharge the Board’s responsibilities relating to compensation of the Corporation’s executive officers and directors, (2) to establish criteria for evaluating the performance and appropriate levels of compensation for such officers and directors, (3) to produce an annual report on executive compensation for inclusion in the Corporation’s proxy statement in accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”) and (4) to oversee the establishment and maintenance of the Corporation’s overall compensation and incentive programs.

Membership

The Compensation Committee shall consist of at least two independent Directors. To the extent necessary or deemed appropriate by the Board of Directors, additional independent Directors may be appointed by the Board of Directors. Members of the Compensation Committee shall be independent, as determined by the Board in accordance with guidelines established by the Governance Committee from time to time and as required by applicable laws and regulations and the requirements of any exchange on which the Corporation maintains a listing for any of its securities.

Authority and Responsibilities

The following are the duties and responsibilities of the Compensation Committee:

1. In consultation with senior management, establish the Corporation’s general executive compensation philosophy, and executive compensation programs that support that philosophy.

2. Review and approve corporate goals and objectives relevant to the compensation of the Chief Executive Officer, evaluate the performance of the Chief Executive Officer in light of those goals and objectives, and recommend to the independent directors as a group the Chief Executive Officer’s compensation level based on this evaluation. In determining the longterm incentive component of Chief Executive Officer’s compensation, the Committee shall consider (i) the Corporation’s performance, both in absolute terms and relative to the performance of comparable companies, (ii) the Corporation’s relative stockholder return, (iii) the value of similar incentive awards to Chief Executive Officers at comparable companies, (iv) the awards given to the Chief Executive Officer in past years and/or (v) such other factors deemed relevant by the Committee.

3. Review and approve the compensation of the CFO, General Counsel and other executive officers of the Corporation, provided that the compensation of Director of Internal Audit shall be determined solely by the Audit Committee.

4. Make recommendations (including recommendations regarding stockholder approval) to the Board with respect to any new equity compensation plan or any material change to an existing equity compensation plan where stockholder approval of such new plan or material change is required under the rules of the New York Stock Exchange, Inc. and otherwise make recommendations to the Board with respect to the Corporation’s incentive compensation plans and equitybased plans, including the Equity and Incentive Compensation Plan (EICP), oversee the activities of the individuals and committees responsible for administering these plans, including the Chief Executive Officer and the Employee Benefits Committee, and discharge any responsibilities imposed on the Committee by any of these plans.

5. In consultation with management, oversee regulatory compliance with respect to compensation matters, including overseeing the Corporation’s policies on structuring compensation programs to preserve tax deductibility, and, as and when desired, establishing performance goals and certifying that performance goals have been attained for purposes of Section 162(m) of the Internal Revenue Code.

6. Review and discuss with management and the Audit Committee the compensation discussion and analysis (CD&A) required by SEC rules and regulations, and recommend to the full Board, if and as appropriate, inclusion of the CD&A in the Corporation’s annual proxy statement; the Committee along with the other independent directors will review and discuss the CD&A provisions dealing with Chief Executive Officer compensation with management and, if and as appropriate, recommend the inclusion of these provisions of the CD&A in the Corporation’s annual proxy statement.

7. Review and approve any severance or similar termination payments proposed to be made to any current executive officer of the Corporation.

8. In conjunction with the Chief Executive Officer, review the executive organization of the Corporation and coordinate with the Governance Committee in the succession planning process, including development of personnel to fill executive officer positions and implementation of succession planning for executive officer positions. Succession plans shall be reviewed by the full Board, with input from the Compensation and Governance Committees.

9. After reviewing the recommendations of the Chief Executive Officer, recommend to the Board of Directors officers of the Corporation for election.

10. After reviewing the recommendations of the Chief Executive Officer, determine levels of participation and terms of the Corporation's Executive Benefits Protection Plans and administer such plans.

11. Review the form and amount of director compensation at least annually, and make appropriate recommendations to the Board after due consideration of the responsibilities assumed and the director compensation of similarly situated companies.

13. Execute any other duties or responsibilities expressly delegated to the Committee by the Board from time to time relating to the Corporation’s compensation programs and succession planning.

14. Perform such other reviews and assessments and make such other recommendations as the Compensation Committee deems appropriate to carry out the duties and discharge the responsibilities of the Compensation Committee.

The Compensation Committee shall have the resources and authority appropriate to discharge its duties and responsibilities. In connection with the discharge of its responsibilities, the Compensation Committee shall have sole authority, at the Corporation’s expense, to select, retain, terminate and approve the fees and other retention terms of such independent legal, financial or other advisors as they may deem necessary, without consulting or obtaining approval of Corporation management or the Board of Directors in advance. Other committees and subcommittees may be given this authority by the Board of Directors.

Meetings and Procedures.

The Compensation Committee shall establish a schedule for at least four regular meetings each year. Special meetings may be called by the Chair of the Compensation Committee in such manner as the Chair shall determine to be appropriate to give the members of the Compensation Committee reasonable opportunity to participate in the meeting. A majority of the members of the Compensation Committee shall constitute a quorum. A majority vote at a meeting at which a quorum is present is sufficient for all actions taken by the Compensation Committee and any subcommittee thereof. The Compensation Committee and any such subcommittee may meet in person or telephonically as frequently as required. However, if unanimous written consent of the members is obtained, an in person or telephonic meeting shall not be required in order for the Compensation Committee or any such subcommittee to take any action that the Compensation Committee or such subcommittee is authorized to take.

The Chair of the Compensation Committee shall be elected by the Board of Directors of the Corporation after receiving the recommendation of the Governance Committee and may designate a person to serve as Secretary of the Compensation Committee who is not required to be a member of the Compensation Committee. The Compensation Committee may form and delegate authority to subcommittees, and provide for the structure and procedures to be followed by such subcommittees, when appropriate.

The Compensation Committee shall make prompt written or oral reports of its activities to the Board of Directors, which shall include appropriate details of any approvals which are or may be binding on the Corporation. In the event of any dissenting votes, the report shall contain an explanation of the reason for the dissenting vote.

Self-Assessments and Charter Review

The Compensation Committee shall annually conduct a confidential review of its own performance. No report of its annual assessment shall be required. The Compensation Committee shall also periodically review and reassess the adequacy of this Charter and recommend any proposed changes to the Board of Directors for approval.

    As approved by the Board of Directors on August 23, 2017.

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